Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSE AGREEMENT

This agreement made and entered into this 16 day of June, 2015 (the “Effective Date”) is among ADVANCED ACCELERATOR APPLICATIONS INTERNATIONAL a corporation organized and existing under the laws of Switzerland, with its principal office at 4 rue de la tour de l’Ile, 1208 Geneva, Switzerland (“AAA”) and FUJIFILM RI Pharma Co., Ltd., a corporation organized and existing under the laws of Japan, with its principal office at 14-1, Kyobashi 2-chome, Chuo-ku, Tokyo, Japan (“FRI”), AAA and FRI being referred to as each a “Party” and collectively the “Parties”.

WHEREAS

WHEREAS AAA is an European pharmaceutical corporation specialized in the development of innovative diagnostic and therapeutic products.

WHEREAS AAA is part of the Group of Advanced Accelerator Applications, with its mother company Advanced Accelerator Applications SA, located in France, which either directly or through its Affiliates, manufactures and distributes [177Lutetium] DOTA0-Tyr3-Octreotate (“LuDOTATATE”) with Trademark “Lutathera” (the “Product”) for clinical use to feed its phase III multi centric study in view to obtain the marketing authorization in Europe.

WHEREAS AAA is in charge of the marketing and commercialization of the Product for AAA’s Group and project to commercialize the Product in different countries, including Japan.

WHEREAS, FRI is a wholly owned subsidiary of FUJIFILM Corporation.

WHEREAS, FRI has for main business activities the research, development, manufacture, sale, export and import of radiopharmaceuticals/non-radiopharmaceuticals and radio-labeled compound.

WHEREAS, in that context, the Parties have entered into the discussions in order to evaluate the main conditions and terms of such relationship for the business of commercialization of the Product in the Territory.

WHEREAS, AAA and FRI have signed a term sheet on November 17th and 28th, 2014 (the “Term Sheet”) that defined the scope and the terms of their business relationship for the development, distribution, commercialization of the Product within the Field and throughout the Territory by FRI as a holder of Marketing Authorization (as further defined).

NOW THEREFORE, in reliance upon the terms and conditions set forth in the Term Sheet, and in consideration of the mutual agreements herein contained, the Parties agree as follows:

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1.	Definitions.

Words used in singular shall include the plural and vice versa except where the content requires otherwise.

Under this Agreement, the following terms have the following meanings, except where the context otherwise requires:

(a)	“Affiliate” shall mean any company or entity that is directly or indirectly controlled by, controlling, or under common control with one of the Parties to this Agreement. For the purpose of this definition, the terms “control”, “controlled by” shall mean the possession, direct or indirect, of more than fifty per cent (50%) of the outstanding voting securities or voting interest or otherwise of an entity, or such other relationship as in fact results in actual control over the management, business and activities of a company or entity.

(b)	“Agreement” means this agreement comprising its clauses, its schedules attached to it and any amendment(s) thereof, if any.

(c)	“Business Day” shall mean a day other than Saturday, Sunday or any day on which commercial banks located in the Territory are authorized or obliged to close by law in the Territory.

(d)	“CDA” shall mean the separate CONFIDENTIALITY AND NON DISCLOSURE AGREEMENT entered into between the Parties as of November 7, 2013 attached hereto in Schedule 6 which covers all Confidential Information under the Agreement.

(e)	“Commercially Reasonable Efforts” shall mean the efforts, expertise and resources normally used by the Party for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account issues of safety, and efficacy, product profile, difficulty in developing the product, development history of successes or failures, the competitiveness of the marketplace for resulting Product, the proprietary position of the product, the regulatory structure involved, and the potential profitability of the product.

(f)	“Confidential Information” shall have the same meaning provided in the CDA attached in Schedule 6. Nevertheless for clarity, Confidential Information includes any information that is (i) disclosed by the Disclosing Party in writing and is marked as “confidential” at the time of disclosure, or (ii) disclosed by the Disclosing Party in any other manner, that is identified as confidential at the time of disclosure and is also designated as confidential in a writing delivered to the Receiving Party within fifteen (15) days of the disclosure and “affiliates” in the CDA shall have the same meaning with Affiliate defined herein. Such Confidential Information may include, without limitation, in relation to the Parties or their Affiliates, trade secrets, know-how, inventions, technical data, research results or specifications, testing methods, clinical trial data information, protocols and results, information regarding proprietary compounds or agents, business or financial information, research and development (including but not limited to Development activities), product and marketing plans, and customer and supplier information.

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(g)	“Contractual Year” means the 12-month periods ending on March 31 or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

(h)	“Develop” or “Development” shall mean all activities required to obtain Marketing Authorization of the Product in the Territory, including but not limited to Preclinical Development, Clinical Development and CMC/Process Development. All these various steps are defined in Schedule 3 attached hereto and made a part thereof by reference.

(i)	“Field” shall mean treatment of tumors bearing somatostatin receptors including but not limited to neuroendocrine tumors (NETs). For the avoidance of doubt, any NETs, whether primary or metastatic, whether functional or non-functional, shall be included in this definition.

(j)	“FRI Data Package” shall mean non-clinical data, clinical data, quality data, and any other related information generated and controlled by FRI at any time and related to the Product, including without limitation, protocols, data analyses and reports for the Study, and pharmacology, toxicology, absorption, distribution, metabolism and excretion (ADME) and safety information or regulatory information related to the Product.

(k)	“FRI Know-How” shall mean all information controlled as of the Effective Date or thereafter during the term of the Agreement by FRI and/or its Affiliate(s), in each case that is used by FRI with respect to the Product or incorporated into Development or commercialization of the Product by FRI at any time during the term of the Agreement and necessary or useful for the research, Development, use, importation, distribution or sale of the Product, including the FRI Data Package.

(l)	“Initial Term” shall mean the period of the first ten (10) years after date of the issuance of the first Marketing Authorization for the purpose of Royalty terms as stipulated in Article 7.2 hereof. It is understood between the Parties that the Initial Term of ten (10) years is based on that the Product is expected to have ten (10) years of data exclusivity upon obtaining of the Marketing Authorization subject to an orphan drug designation. For the avoidance of doubt, any change of approved matters during the Initial Term such as specified in Section 18.1 will not affect such Initial Term definition.

(m)	“LuDOTATATE Patents” shall mean all the Japanese patents and patent applications in the name of an AAA’s Affiliate which are listed in Schedule 1 attached hereto and made a part thereof by reference, and all the Japanese patents which issue in respect of such patent applications. Any additional Japanese patent applications relating to the Product and Files that AAA or its Affiliates may decide to make, and any patents which grant will stem thereon, shall be included within the LuDOTATATE Patents. AAA shall be responsible for registration and maintenance of LuDOTATATE Patents in the Territory until legal expiration.

(n)	“LuDOTATATE Know-How” shall mean information, data, and drawings concerning the

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formulation, the method of use and the process for manufacture of the Product, and information and data concerning registration, toxicity tests, biological tests, metabolic tests, analytical and quality control methods, pharmaceutical studies and clinical trials relating to the Products.

(o)	“Lutathera Trademarks” shall mean both housemarks (word and device) and with brand name “Lutathera” relating to the Product as listed in Schedule 2 and under which the Product is to be sold in the Territory. AAA shall be responsible for registration and maintenance of Lutathera Trademarks in the Territory during the term of the Agreement.

(p)	“Management Committee” shall mean the committee to be formed by the Parties as described in Section 10.1 (a).

(q)	“Marketing Authorization” shall mean an official document issued by the competent drug regulatory authority for the purpose of marketing or free distribution of a product after evaluation for safety, efficacy and quality. Within the context of the Agreement the herein considered Marketing Authorization shall apply to the Product within the Territory.

(r)	“Net Sales” shall mean the gross sales of the Product sold by FRI to any Third Party during the Royalty Computation Period, less (i) actual credited allowances or repayments to such third party for reasons of rejection, defect or return of Product; (ii) freight, postage insurance costs and custom duties paid by FRI for transporting Product to FRI; and (iii) value added taxes (sales taxes) paid by FRI directly related to the transportation or sales of Product. It is understood that the Japan Radioisotope Association (the “JRIA”) is the only practical Third Party to which FRI will sell the Product and the selling price of the Product from FRI to JRIA is assumed approximately [*]% of “Net NHI Price” of the Product.

(s)	“Net NHI Price” means the drug price for the Product established under the National Health Insurance Drug Price List (“NHI Price”) net of (i.e. deducted) consumption tax (Japanese TVA).

(t)	“Registrations” shall mean the health registrations, as well as any other governmental approvals and/or official sales permissions, licenses and Market Authorizations in FRI’s name, which are required for the sale of the Product in the Territory.

(u)	“Regulatory Authority” includes, but is not limited to, Ministry of Health, Labor and Welfare (“MHLW”), Pharmaceuticals and Medical Devices Agency (“PMDA”) and all Japan authorities that deliver the Marketing Authorization.

(v)	“Royalty Computation Period” shall mean each of the three (3) month periods ending June 30, September 30, December 31 and March 31 of each fiscal year, which means each twelve (12) month period commencing April 1 and ending March 31.

(w)	“Royalty Year” shall mean each twelve (12) month period commencing April 1 and ending March 31.

(x)	“Steering Committee” shall mean the committee to be formed by the Parties as described in

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section 10.1 (b).

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(y)	“Study” shall mean the clinical trial or research study conducted by FRI on the Territory to evaluate the efficacy and safety of the Product by monitoring their effects.

(z)	“Study Design” shall mean the detailed description of the Study scope, validated by AAA, that have to be performed in the Territory by FRI to support the Development in order to obtain the Marketing Authorization and ensure life-cycle management of the Product.

(aa)	“Territory” shall mean the territory of Japan.

(bb)	“Territory-Specific Label” shall mean a Product label to be stuck on an immediate container (vial), outer container (lead container) and tertiary container (transport box) of the Product for Japan use. The vial label will be prepared by FRI in compliance with applicable laws and regulations, with its art work, and approved by AAA. The vial label will not be manipulated or removed by FRI. AAA will prepare internal labels for AAA’s lead container and AAA’s transport box. These labels will be used during transport from AAA’s manufacturing site to Narita airport. It is expected that after receipt FRI will remove the vial with the Territory-Specific Vial Label attached at AAA’s manufacturing site from the AAA’s original lead container for inspection and then put the vial to FRI’s lead container with tamper-evident closure and the Territory-Specific Label which fits to FRI’s transport box. FRI will prepare in compliance with applicable laws and regulations and take the responsibility of the Territory-Specific Label used with FRI’s lead container and transport box. For clarity, two different types of Territory-Specific Label will be needed, each of which respectively for the Development phase and the Marketing phase in the Territory.

(cc)	“Third Party” shall mean any legal entity or individual not part to this Agreement.

2.	SCOPE.

Under this Agreement, AAA will grant to FRI, a royalty-bearing, exclusive right to (i) Develop, (ii) market, (iii) advertise, (iv) import, (v) perform quality testing, (vi) package, label and store, (vii) distribute, (viii) commercialize, and (ix) sell the Product within the Field and throughout the Territory as Marketing Authorization holder (MAH).

FRI will be responsible for all Development and regulatory activities and costs in order to obtain Marketing Authorization for the Product.

The Product to be used for Development and for commercialization in the Territory will be purchased from AAA by FRI at the prices provided in Article 8 below, and AAA shall be responsible to manufacture, test and release the Product for such use, but not for the Territory test (including any quality control test on the Japan soil to accept the Product) that will remain at FRI’s charge and responsibility.

3.	GRANT OF LICENSE.

3.1	It is agreed and understood that AAA including its Affiliates has the right to exercise the

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LuDOTATATE Patents and the LuDOTATATE Know-How in Japan. Subject to this condition, during the term of the Agreement, AAA shall grant to FRI a royalty-bearing, exclusive license in the Territory under the LuDOTATATE Patents and the LuDOTATATE Know-How, to (i) Develop, (ii) market, (iii) advertise, (iv) import, (v) perform quality testing, (vi) package, label and store, (vii) distribute, (viii) commercialize, and (ix) sell the Product within the Field and throughout the Territory.

3.2	AAA also shall grant to FRI a right to use the Lutathera Trademarks described in Schedule 2 in the Territory.

3.3	The rights granted above are exclusive to FRI in the Territory, even as to AAA.

3.4	As a result of the rights granted under this Article, FRI shall not during the term of this Agreement, grant any Third Party by way of a sub-license or a transfer of whatsoever manner the right to use the AAA’s LuDOTATATE Know-How, LuDOTATATE Patents, Lutathera Trademarks neither for (i) Developing, (ii) marketing, (iii) advertising, (iv) importing, (v) quality testing, (vi) packaging, labeling and storing, (vii) distributing, and (viii) commercializing, and (ix) selling the Product, unless otherwise agreed by AAA by prior written consent, except for any sub-contract with any investigator in accordance with the provisions of Section 5 (d).

4.	DISCLOSURE OF KNOW-HOW.

4.1	AAA will furnish FRI with the LuDOTATATE Know-How owned or controlled, or thereafter acquired by AAA. As soon as the Agreement is executed, AAA will grant FRI the right to access in a mutually agreed way, to its documentation in relation with Development, including but not limited to the pre-clinical study report, the phase I–II study report, the protocols and all related documents for Phase III Netter 1 trial, the Netter 1 study report when available, and the periodic safety report updated (the “Initial Disclosure”).

4.2	AAA undertakes to give reasonable assistance at the request of FRI in the use of LuDOTATATE Know-How to pursue Marketing Authorization as more precisely defined in the Agreement in Article 6 below.

4.3	Before the start of any Study by FRI, each Study Design for LuDOTATATE registration in the Territory shall be validated by AAA, such validation shall not be construed and/or interpreted as an acknowledgment of AAA’s liability, and such validation shall be completed by AAA within a period of fourteen (14) Business Days and ensure prompt communication so that it will not prolong the Development period unreasonably. For the purpose of such validation by AAA, FRI will provide AAA with a comprehensive summary of Study Design written in English and related documents as is basis.

4.4	FRI will grant to AAA the exclusive, royalty-free right to reference and use the FRI Data Package for any purpose not inconsistent with this Agreement, including obtaining or maintaining regulatory approval in connection with the Product outside the Territory during the term of the Agreement.

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5.	OBLIGATIONS OF FRI.

Under this Agreement, FRI agrees to:

(a)	Diligently prepare, submit and pursue a Marketing Authorization and life-cycle management of the Product in the Territory at its own costs and expenses;

(b)	Purchase from AAA all Products needed in order to Develop the Product at the prices provided in Section 8.1 below;

(c)	Develop the Product in the Territory at its own costs and expenses;

(d)	Support, upon a prior written agreement with AAA, an investigator initiated study relating the Product in the Territory, if deemed beneficial to accelerate the Development and ease/support the future commercial launch of the Product in the Territory. Such services for the investigator initiated study shall be performed under the supervision and responsibility of FRI, provided, however, that the Steering Committee shall decide option(s) which can be provided to support such a study being part of the Development phase, including without limitation, providing the Product for such a study by AAA at reasonable costs subject to AAA’s right to access and use the data from such investigator initiated study within the Development phase. FRI may disclose the Confidential Information to the investigator but only to the extent that he/she needs to know, and shall inform him/her of the confidential nature of the Confidential Information and obtain his/her agreement to be bound by confidentiality obligations in the same terms than those of the CDA. For clarity such support by FRI shall be limited to a scope allowed by any applicable laws and regulations, and in compliance with the code of pharmaceutical industry. FRI shall keep informed AAA of the existence of such sub-contract with any investigator so as of the terms and conditions relative to intellectual property rights;

(e)	Obtain price and reimbursement approvals for the Product in the Territory from all the Regulatory Authorities;

(f)	Use Commercially Reasonable Efforts to promote, distribute and sell the Product in the Territory in accordance with the decision taken with the Steering Committee;

(g)	Provide AAA within fifteen (15) Business Days of the end of each month a report of Net Sales and other information, including monthly unit sales, gross sales, and adjustments to Net Sales, in form mutually agreed to by FRI and AAA;

(h)	Annually provide AAA with a rolling twelve (12) month non-binding forecast of demand;

(i)	For the commercial use of the Product after obtaining of the Marketing Authorization, perform all quality testing of the delivered Product required by applicable laws and regulations in accordance with the quality agreement, the main terms and conditions being set forth in

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Schedule 4 attached hereto (the “Quality Agreement”). The Quality Agreement shall comply with the Marketing Authorization and shall be executed soon after the execution of the Agreement, but in any case before the expedition of the first commercial dose of Product in the Territory. For the avoidance of doubt, FRI will perform quality testing of the delivered Product for the Study with reference to the Quality Agreement for the Development phase (the “Quality Agreement of Development Phase”) which shall be executed soon after the execution of the Agreement and supersede by a Quality Agreement without delay after obtaining the Marketing Authorization;

(j)	Comply with the requirements of AAA’s pharmacovigilance system. These requirements shall be defined in Article 15 and a Safety Data Exchange Agreement (“SDEA”) between FRI and AAA for the phase after the issuance of the Marketing Authorization in the Territory (the “Marketing phase”), which shall be executed soon after the execution of the Agreement, but in any case before the expedition of the first dose of Product in the Territory;

(k)	Prepare an artwork of Territory-Specific Label and of the Product (vial, lead container and transport box) in compliance with applicable laws and regulations. The vial label and its English translation will be provided to AAA for approval one month before the initiation of Study for the Development phase or the submission of the Marketing Authorization application for the Marketing phase;

(l)	Ensure that the Development, promotion and commercialization of the Product is made at any time in compliance with the applicable law and regulation;

(m)	Promptly inform AAA of any report of patient injury and any other serious complaint or any serious adverse event relating to quality, safety or efficacy of the Product, in accordance with this Agreement, the SDEA, Quality Agreement or as otherwise agreed by the Parties in writing;

(n)	Be strictly bound to comply with legislation and regulation applicable to the marketing and the utilization of the Product in the Territory;

In the event the Product is banned, have full and unrestricted responsibility for withdrawing the Product from the Territory as quickly as possible and provide the relevant authorities and AAA with proof that it has done so. In such case the Parties shall agree in good faith upon who will bear the costs of such withdrawal depending on a Party’s responsibility for such ban.

(o)	FRI shall use Commercially Reasonable Efforts to Develop and obtain Marketing Authorization and Registrations, consistent with the Timeline as further defined in Section 10.4 and stipulated in Schedule 5 attached hereto, which is an essence of this Agreement. It is recognized by the Parties, however, that such Timeline is influenced a great deal by the completion of the current Phase III trial performed by AAA, and other unforeseeable factors such as launch of highly effective competitive drugs as well as force majeure defined under Article 20. For clarity, the Timeline will be first proposed by FRI within six (6) months after the Initial Disclosure, and then agreed by the Steering Committee (the “Original Timeline”), and will be revised from time to time by the Steering Committee, if needed. The Original Timeline will be attached herein for a reference as soon as it is agreed by the Steering Committee.

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6.	OBLIGATIONS OF AAA.

Under this Agreement, AAA agrees to:

(a)	Diligently prepare, submit and pursue a marketing authorization for the Product outside the Territory at its own costs and expenses. AAA will use Commercially Reasonable Efforts to file NDA for all of the GEP-NET indication that include p-NETs for the Product outside the Territory;

(b)	Diligently perform the conduct of the current Phase III trial relating to the Product outside the Territory till the release of the clinical study report on the study primary end-point, progression-free survival, which is a critical factor to influence the Development plan by FRI;

(c)	Register and maintain an accreditation of foreign manufacturer in compliance with regulatory requirements in the Territory;

(d)	Provide FRI with information of any intended change of the manufacturing process as well as the items specified in Section 11.3 well in advance for FRI’s assessment. FRI shall, as regard of such information, assess if the intended changes can implemented without being assessed by the Territory’s Authority and/or obtaining a regulatory approval. Would no regulatory authorization be needed, then FRI will take all actions to have such modification be immediately implemented. If a regulatory authorization is necessary, then AAA shall provide FRI with sufficient information to allow FRI to take all actions to have said changes duly approved and implemented at FRI’s cost and keep AAA informed of regulatory approval. AAA will support FRI in the response to any request from regulatory. Once AAA being notified by FRI of the regulatory approval, change will be operated. For clarity, such cost for application for approval for the partial change will be borne by FRI basically, provided, however, the Parties shall agree in good faith to discuss regarding cost burden for material losses and/or new investment to be incurred by FRI specifically connected with such changes, but such discussion cannot be construed as an obligation for AAA to bear in whole or in part any alleged cost burden as the Parties have to take into consideration the advantageous consequences of the intended change.

(e)	Support FRI, with information and know-how existing and available to AAA, in its Commercially Reasonable Efforts to obtain Marketing Authorization;

(f)	Support FRI, with information and know-how existing and available to AAA, in its Commercially Reasonable Efforts to obtain local price and reimbursement approval.

(g)	Comply with the quality requirements defined in the Quality Agreement, which shall be amended to comply with the Marketing Authorization when granted, and shall be executed soon after the execution of the Agreement, but in any case before the expedition of the first commercial dose of Product in the Territory, as well as the Quality Agreement of Development Phase which shall be executed soon after the execution of the Agreement;

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(h)	Comply with Article 15 herein and the SDEA, which shall be executed soon after the execution of the Agreement, but in any case before the expedition of the first dose of Product in the Territory;

Upon request, and as agreed by FRI, AAA shall have the right to perform pharmacovigilance audits of FRI records and documentation in terms of the provisions of this Agreement, during normal business hours within the Territory at AAA’s expense.

(i)	Manufacture, test and release the Product in compliance with current Good Manufacturing Practices (“cGMP”) and the Quality Agreement;

(j)	Supply the Product in a vial with Territory-Specific Label and in compliance with the minimum acceptance criteria at the arrival at Narita Airport for radioactivity, radioactive concentration and residual period to expiry as agreed with FRI, pursuant to FRI’s purchase orders at the prices provided in Section 8.1 before obtaining the Marketing Authorization, Section 8.2 for the Product for commercial purpose and Section 8.4 for the Product for non-commercial purpose after the Marketing Authorization is granted;

(k)	Provide FRI with all available pharmacovigilance information that is required for FRI to remain in compliance with local applicable laws and regulations regarding pharmacovigilance. These requirements shall be defined in the SDEA between FRI and AAA, which shall be executed soon after the execution of the Agreement, but in any case before the expedition of the first dose of Product in the Territory;

(l)	Promptly inform FRI of any report of patient injury and any unexpected other serious complaint or any serious adverse event relating to quality, safety or efficacy of the Product, in accordance with this Agreement, the SDEA, Quality Agreement or as otherwise agreed by the Parties in writing; and

(m)	Prepare and provide FRI with required tax document so that FRI can execute procedures for AAA to file the application form of income tax convention with Japan National Tax Agency in a timely manner.

7.	PayMENT.

7.1	Development Milestone Payments

In consideration of the exclusive license granted under the Agreement, FRI will pay to AAA “Development Milestone Payments”:

(a)	[*] EURO (€[*]) within fifteen (15) days after the Effective Date,
(b)	[*] EURO (€[*]) within thirty (30) days after the receipt of Marketing Authorization. FRI shall notify AAA as soon as it acknowledges grant of the Marketing Authorization.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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7.2	Royalty

FRI shall pay to AAA a royalty of its Net Sales with a tiered system during the Initial Term of the Agreement.

A royalty for a Royalty Year in the Initial Term of the Agreement will be calculated by a tiered system:

Tier	Net Sales per year	Royalty ratio

1	Portion less than [*]	[•]	%

2	Portion greater than or equal to [*]	[•]	%

3	Portion greater than or equal to [*] but less than [*]	[•]	%

4	Portion greater than or equal to [*] JPY	[•]	%

For the avoidance of doubt, the percentage ratio indicated for the tier corresponding to the aggregate amount of Net Sales shall apply to the whole amount of Net Sales, starting from 1 JPY. For example, in case of Net Sales of 1,200 million JPY in a Royalty Year, the amount of royalties payable hereunder shall be as follows:

Tier 1 portion	500 million JPY x [•] %	=	[•] JPY
Tier 2 portion	500 million JPY x [•] %	=	[•] JPY
Tier 3 portion	200 million JPY x [•] %	=	[•] JPY
Total royalties for such Royalty Year		=	[•] JPY

FRI shall pay to AAA the Royalties set forth in Section 7.2 hereof, which accrue during each Royalty Computation Period within three (3) months after the end of each such Royalty Computation Period.

Ten (10) years after the Marketing Authorization granted in Japan, in consideration of the value in the non-patent rights such as Lutathera Trademarks and LuDOTATATE Know-Hows granted hereunder, a new royalty ratio shall be agreed between the Parties in good faith, at least one hundred and eighty (180) days before the expiration of the Initial Term, provided, however, that such new royalty ratio shall not exceed [*] percent ([•]%).

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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7.3	Sales Milestone Payments

In consideration of the exclusive license granted under the Agreement, FRI will pay to AAA the following “Sales Milestone Payments” in three (3) payments as soon as FRI has determined that such sales milestone has been achieved during the Initial Term:

(a)	As soon as the Net Sales turn over exceeds [*] JPY (¥[*]) in a Royalty Year for the first time a first payment of [*] EURO (€[*]) shall be paid by FRI to AAA,

(b)	As soon as the Net Sales turn over exceeds [*] JPY (¥[*]) in another Royalty Year, a second payment of [*] EURO (€[*]) shall be paid by FRI to AAA,

(c)	The third payment will be implemented when the Net Sales turn over exceeds [*] JPY (¥[*]) in a Royalty Year for the first time, [*] EURO (€[*]) shall be paid by FRI to AAA.

FRI shall pay to AAA the Sales Milestone Payments set forth in Section 7.3 hereof within sixty (60) days after the end of the pertinent Royalty Computation Period in which each event defined in Section 7.3(a), 7.3(b) and 7.3(c) above, respectively achieved.

7.4	Payments for the Product

Payment term for the Product and reference standard of non-radioactive LuDOTATATE (the “Reference Standard”) purchased by FRI from AAA will be within one (1) month after the last day of the month in which the respective invoice for the transfer price under Article 8 is received (for example, all invoices issued in April are paid by 31st of May).

7.5	The payments from FRI to AAA set forth in Section 7 hereof shall be made in the EURO applying the exchange rate of telegraphic transfer selling rate of Mizuho Corporate Bank, Ltd. at the date of the corresponding payment. AAA shall separately specify the bank account for payments by FRI. FRI shall bear the relevant remittance fees in the Territory, provided, however, that receiving fee for payment in its territory shall be borne by AAA.

7.6	Failure by FRI to pay any of the payments (Development Milestone Payments, Royalty, Sales Milestone Payments) as mentioned above in due time, AAA shall be entitled to claim interests at a rate of 0.25 % per annum of the unpaid amount by overdue day, without prejudice to its right to terminate the Agreement and/or any remedies it may have.

7.7	FRI shall maintain separate internal accounting records related to its exploitation of the exclusive license for following three (3) years of each Royalty Year. FRI agrees to permit a reputable, independent, accounting firm, retained by AAA at its own costs, to have such reasonable access to FRI’s aforesaid separate internal sales records and books of account, once a Royalty Year at most, during business hours, as may be necessary to check the amounts of FRI’ sales, provided that AAA’s intention for such access shall be notified to FRI at least five (5) weeks in advance.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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7.8	FRI shall in no event be entitled to offset any amounts it may claim are owed to it by AAA under the Agreement against any payments due to AAA pursuant to this Article 7 or any other provisions contained in the Agreement.

8.	TRANSFER PRICE

8.1	In the Development phase, AAA will sell and FRI will purchase the Product for clinical trials and CMC studies at marginal costs (defined at [*] € per dose, plus shipment cost at the charge and invoiced to FRI). AAA also shall be responsible to provide FRI with the Reference Standard which are necessary for FRI to perform CMC studies for the Product at purchased price by AAA from its vendor throughout the Development phase to Marketing phase.

8.2	For the commercialization of the Product after obtaining of the Marketing Authorization during the Initial Term of the Agreement, the transfer price of the Product from AAA to FRI for commercial purpose shall be equivalent to [*] ([*]%) of the “Net NHI Price” for the Product on the condition that consumption tax (Japanese TVA) will be 10% when the NHI Price for the Product is established. If said the Consumption tax is not 10% at the determination of the NHI Price for the Product, a new transfer price of the Products shall be agreed in good faith between the Parties.

8.3	Whatever the “Net NHI Price”, a minimum transfer price is defined at € [*] per dose, plus the shipment cost invoiced to FRI.

8.4	Notwithstanding the foregoing, during the Marketing phase, AAA will sell and FRI purchases the Product for non-commercial purpose, including but not limited to, quality testing, a practical training course organized by academic societies, JRIA, and/or FRI, or user training limited to one per new customer, at marginal costs (defined at [*] € per dose, plus shipment cost at the charge and invoiced to FRI) after launch of the Product.

8.5	At any time during the Initial Term of the Agreement in case of change of the Consumption Tax or upon renewal of the Agreement, a new transfer price of the Product shall be agreed between the Parties in good faith taking any and all situation at such time into consideration.

9.	TAXES.

9.1	FRI shall pay all customs duties or sales, use, excise, or other similar taxes and value added or other similar taxes, or any other tax assessment (other than that asserted against the income of AAA) that is imposed in connection with any purchase of the Product or in connection with the Agreement. For clarity, AAA shall bear all costs for transport from AAA’s production site to the exporting airport and export clearance only.

9.2	If the Milestone Payment (Development and /or Sales) or Royalty payable to AAA under the Agreement are subject to a deduction or withholding of tax, then FRI shall pay in a timely manner the amount after such deduction or withholding of tax for such Milestone Payment or

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Royalty to AAA. FRI shall execute procedures for AAA to file the application form of income tax convention with Japan National Tax Agency, provided, however, that AAA shall cooperate with FRI by providing required document with FRI in a timely manner. AAA will work with tax authority to avoid double taxation, in case AAA failed, AAA agree that FRI should deduct the amount of withholding tax with sending the proof of withholding tax payment supported.

10.	DEVELOPMENT OF THE PRODUCT

10.1	The Parties desire and intend to collaborate with respect to Development and commercialization of the Product in the Territory, as and to the extent set forth in this Agreement. As soon as the execution of the Agreement and in order to facilitate the interaction and exchanges between the Parties, the Management Committee and the Steering Committee will be put in place by both Parties throughout the duration of the Agreement. Such committees can hold meetings at the Parties best convenience also by videoconference or conference call.

(a)	the Management Committee will monitor and oversee activities under this Agreement in the Territory, resolve disputes within the Steering Committee and facilitate communications between the Parties with respect to Development and commercialization of the Product in the Territory during the term of the Agreement. The Management Committee shall have the authority to resolve any disputes not resolved by the Steering Committee, except where expressly specified elsewhere in this Agreement.

It will include at least two (2) senior executives of each Party and will meet at least once a year. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and all decision making shall be by consensus of such two (2) votes. In case the Managing Committee fails to make consensus, however, FRI shall have the final say with respect to any matter relating to the Development in the Territory, and AAA shall have the final say with respect to any matter which could have a material adverse impact on the development or marketing outside the Territory.

Each Party may replace its Management Committee representatives at any time upon written notice to the other Party.

(b)	the Steering Committee will:
(i)	oversee the conduct of the Development plan generally,
(ii)	prepare and approve annual and interim amendments to the Timeline as further defined in Section 10.4 and stipulated in Schedule 5 attached hereto,
(iii)	oversee the preparation of applications for Regulatory Approval and regulatory matters with respect to the Product in the Territory,
(iv)	oversee sales and promotion strategy with respect to the Product in the Territory.

The Steering Committee will include at least two (2) representatives of each Party.

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The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and all decision making shall be by consensus of such two (2) votes. In case the Steering Committee fails to make consensus, it shall seek the Management Committee’s judgment. The meeting minutes shall be taken by FRI after each meeting and shall be circulated between the Parties at the latest eight (8) days after the considered meeting. Each Party may replace its Steering Committee representatives at any time upon written notice to the other Party.

During the Development phase, the Steering Committee will meet every three (3) months by any means to ensure the compliance with the Timeline (as further defined in Section 10.4) and oversee and discuss the Development.

During the Marketing phase, the Steering Committee will meet at least twice a year by any means to discuss sales and promotion plan.

10.2	In order for FRI to define the Development plan, as soon as the execution of the Agreement, AAA shall grant FRI the right to access, in an agreed way, LuDOTATATE Know-How, including but not limited to AAA’s development timetable for the Product, any relevant protocols and reports, and the core EU/US registration dossier as and when available which shall be considered as the Initial Disclosure.

Up to a six (6) months period from the Initial Disclosure of LuDOTATATE Know-How to FRI, FRI undertakes to set up and provide AAA with the definition of the contemplated Development scope for the Product in the Territory including:

- a pre-timetable for the contemplated Development phase, which designates an indicative timeline;

- a theoretical Development plan for the Product and for the relevant actions with the Regulatory Authority (meetings, interventions,…).

- English comprehensive summaries of material to be filed with the Regulatory Authority for consultation (the “Consultation File Summaries”)

The pre-timetable and the Consultation File Summaries shall have to be validated by AAA within one (1) month period from their delivery, provided, however, that the pre-timetable and the Consultation File Summaries shall be deemed to be approved by AAA if no written comment is provided within such one (1) month period.

10.3	Upon validation of the Consultation File Summaries by AAA, including the relevant pre-timetable, FRI undertakes to get an appointment with the Regulatory Authority for consultation of the strategy of Development in connection with the contemplated Development scope for the Product in the Territory (the “PMDA Consultation”). The appointment request for the PMDA Consultation shall be submitted within two (2) months from the completion of validation of the Consultation File Summaries by AAA, at the latest. For clarity, it is understood that prior to the PMDA Consultation, a prior consultation with PMDA is also possible, and if deemed useful by the Parties to take such a prior consultation, such prior consultation may precede the PMDA Consultation. Also, in case the necessity arises to consult

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with Regulatory Authorities, including MHLW with respect to radiation safety management of the Product in the Territory as described in Section 11.2, such a consultation with the relevant Regulatory Authority may precede the PMDA Consultation. Also, it is recognized by the Parties that prior to initiate a Study in the Territory, it is necessary for FRI to apply for a separate consultation with PMDA for advice for the Study Design or its protocol, if deemed necessary.

10.4	Within the two (2) months period from the finalization of the minutes of the PMDA Consultation from PMDA, FRI shall set up and propose to AAA a timeline for the Development of the Product in the Territory to be validated by AAA (the “Timeline”), which shall be completed within two (2) weeks after such proposal. FRI will respect AAA’s comments and/or opinion, if any, to adopt into the Timeline as much as possible, provided, however, any final decision regarding the Timeline shall be made by the Steering Committee.

10.5	During the Development phase, FRI shall promptly inform AAA of the status and progress of the project, and of each of its milestones.

The Timeline specified hereinabove will be monitored by the Steering Committee. In case of any delay, the Steering Committee shall meet and agree on specific means to catch up or to minimize the delay. The cost to catch up or to minimize the delay shall be borne by FRI in case such delay is due to FRI’s misconduct or negligence or necessity to perform any additional study required by Regulatory Authority for Development, and by AAA in case such delay is due to AAA’s convenience such as delayed development of the Product outside the Territory.

Failure for FRI to comply with the Timeline agreed by the Steering Committee due to FRI’s misconduct or negligence and to agree on specific means to catch up or to minimize the delay with AAA shall entitle AAA to terminate the Agreement at any time without prejudice to any damages which may be due.

10.6	It is recognized by the Parties that implementation of a pre-marketing program such as an investigator initiated study prior to the Study, will ease/support the future commercial launch of the Product in the Territory. If FRI receives a request from an investigator to financially support his/her own study relating to the Product in the Territory, the Steering Committee shall discuss in good faith the possible benefit of such support and decide option(s) which can be provided to support such a study, including without limitation, providing the Product for such a study by AAA at reasonable costs, to the extent permitted by applicable laws and regulations and relevant codes. In such case, AAA shall have an access and be able to use the data for its own development.

11.	Regulatory Matters.

11.1	It is intended that FRI will be MAH for the Product in the Territory and all Development responsibilities and costs, including those incurred in connection with obtaining Regulatory Approval, Territory-Specific Label, CMC studies if additional data is deemed necessary to obtain the Marketing Authorization, clinical trials sponsored or supported by FRI in the Territory, supply and commercialization, with respect to the Product in the Territory will be borne by FRI.

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11.2	It is agreed and understood that before starting a clinical trial of the Product in the Territory, a manual for proper use and safe handling of the Product (the “Manual”) should be ready, and upon regulatory approval of the Product, the content of such Manual will be incorporated in the “Release of patients after therapy with unsealed radionuclides”, which is a regulatory notification ruling the patient release criteria, currently not including Lu-177. It is also agreed and understood that such Manual will be prepared by an academic society such as JSNM (the Japanese Society of Nuclear Medicine) in cooperation with the JRIA, based on data available at the time, then to be confirmed by Regulatory Authorities and disclosed in public.

FRI will be bearing all costs and responsible in supporting the preparation of such Manual by the academic society. For the sake of clarity, any reference to LuDOTATATE Know-How or Confidential Information in such Manual shall be made only with the prior mutual agreement of both Parties, and in preparation of such Manual, FRI shall not disclose any LuDOTATATE Know-How or Confidential Information to any Third Parties without AAA’s prior written consent, provided, however, that AAA shall not unreasonably withhold such consent.

11.3	The Parties agree that the file for approval application for Marketing Authorization will specify at least the following, and any change of such specified matter is subject to regulatory approval for a partial change of approved matters;

•	Manufacturing site for DOTA0-Tyr3-Octreotate
•	Quality testing site for DOTA0-Tyr3-Octreotate
•	Manufacturing site for the Product
•	Quality testing site for the Product
•	Storage site of the Product
•	Labelling, packaging and storage site for the Product in the Territory: FRI’s Chiba factory
•	Quality testing site for the Product in the Territory: FRI’s Chiba factory
•	Manufacturing methods of DOTA0-Tyr3-Octreotate and the Product
•	Quality testing methods of DOTA0-Tyr3-Octreotate and the Product
•	Quality specifications of DOTA0-Tyr3-Octreotate and the Product

It is understood and agreed between the Parties that AAA shall accept or arrange a compliance inspection of the above sites for manufacturing, quality testing or storage by FRI during the term of the Agreement and by the MHLW during the course of the MHLW’s review of the Marketing Authorization application by the MHLW.

11.4	It is understood between the Parties that the data attached to the approval application for Marketing Authorization is subject to the PMDA’s review of compliance with quality standards, GLP, and GCP by verification and comparisons with raw data to determine if the attached data has been compiled correctly based on study results. AAA shall use its Commercially Reasonable Efforts to assist FRI for its verification of reliability of the documentation which has been disclosed by AAA and will be attached to the approval application for Marketing Authorization.

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12.	Marketing and Sales.

12.1	FRI will be responsible for all marketing and selling of the Products, including establishing all pricing to the customers, and will be responsible for all related expenses. FRI will use Commercially Reasonable Efforts to promote market and sell the Products in the Territory. For clarity AAA will provide FRI with any promotional materials and educational materials AAA creates and uses outside the Territory. FRI is authorized to use such materials in whole or in part by translating and incorporating them to its own promotional or educational materials, provided, however, that any materials arranged by FRI to be used in the Territory shall comply with any applicable regulation.

12.2	FRI will undertake to provide AAA with promotional activity reports and sales forecast on a regular basis. FRI shall report to AAA in writing, within fifteen (15) Business Days following each calendar month, the sales of the Products in the Territory of the previous month, including details on number of doses sold and relevant values, and the name of each facility and other information as AAA may reasonably request.

Also, FRI will keep AAA updated semiannually, within fifteen (15) Business Days following the end of September and March, about the market conditions in the Territory concerning the Product, by giving to AAA all information on the subjects that may be of its interest, including activities of competitors, possible public or private contests gained, laws and regulations in the pharmaceutical field.

12.3	FRI shall allow AAA to enter and audit once a year at most, FRI’s plant and facilities/premises in the places where the Product/s are stored or controlled and the other activities, including quality control inspections, are performed in accordance with this Agreement during normal working hours, to verify FRI compliance with the obligations set forth in this Agreement and with the applicable laws and regulations.

Save for urgent cases, AAA shall give FRI at least fifteen (15) Business Days advance written notice of its intention to exercise its right of audit, in accordance with this Section 12.3.

12.4	FRI shall use its Commercially Reasonable Efforts to promote the sale of the Product in the Territory by using adequate promotional efforts, according to the methods generally adopted in the pharmaceutical line of business. Detailed plans thereof shall be agreed by the Steering Committee each Contractual Year.

12.5	The times and the programs of launching, introducing and promoting each Product in the Territory shall be discussed and agreed, from time to time, between the Parties.

12.6	Any promotional and marketing expenses shall be borne by FRI, apart from “Special Events” where the level of cost-sharing will be discussed in good faith by both Parties. For Special Events such as AAA-generated activities in the Territory or international congresses held in the Territory, where AAA intends participating, the associated costs will be borne by AAA. Such costs will be for booths, organization and speakers, and the invitation of guests. For Special Events that are specifically pertinent to sales, marketing and other educational activities in the Territory, AAA and FRI will discuss in good faith the level of cost sharing.

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12.7	The costs of medical visitors, distribution of samples, mailing of literature, circulars and advertising in the Territory shall be borne by FRI.

12.8	Furthermore, AAA and FRI hereby agree that FRI shall have specialized personnel to promote the Product supported by one or more than one Product manager, so devoting reasonable part of their time.

12.9	In accordance with the main terms and conditions of the Quality Agreement as set forth in Schedule 4 attached hereto, each employee engaged by FRI for the processing or holding of the Product shall have education, training and experience or any combination thereof necessary to perform the assigned functions.

The training shall be conducted by skilled persons and when it is necessary on a continuing basis and sufficient frequency to assure and maintain a high level of performance and control in the realization of their functions.

A training report shall be made for each employee involved in the processing or holding of AAA’s Product based on the training documentation supplied by AAA.

Without limiting the generality of the foregoing, FRI shall:

(a)	maintain a qualified sales force of adequate size to represent and promote the sale of the Product throughout the Territory;
(b)	maintain qualified personnel to service;
(c)	ensure that its sales personnel representing the Products have completed training with respect to the promotion, marketing, sale and use of the Product, as provided by AAA subject to compliance with applicable regulations; and
(d)	be primarily responsible for conducting all Product presentations to prospective customers.

13.	SUPPLY – DELIVERY

13.1	AAA shall be responsible to manufacture, test and release the Product in compliance with cGMP in accordance with FRI’s order. AAA will be also responsible to provide FRI with certificate of analysis of each delivered Product in due time.

13.2	FRI will purchase and import the Product, perform required acceptance testing and will supply it for the Study as the investigational drug in the Development phase, and will perform required quality testing, package, label, store and resell them to its customers during the Marketing phase, entirely at its own commercial risk and costs as far as the Product complies with any and all specifications by acceptance/quality testing of the Product and is qualified for release for the Study or to the market under the Agreement as well as the Quality Agreement.

13.3	Delivery term is FCA Milano airport or any other exporting airport near to AAA’s production site in accordance with INCOTERMS 2010 of the International Chamber of Commerce. In consideration of a short shelf life of the Product, the Parties shall discuss in good faith possible

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flight options and delivery timeline for the Product from AAA’s production site to Narita Airport as well as the minimum acceptance criteria at the arrival at Narita Airport for radioactivity, radioactive concentration and residual period to expiry, and agree in writing.

13.4	FRI shall be liable for complying with any legislation or regulations governing the importation of the Product into the country of destinations and for the payment of any duties and/or taxes on them. For clarity, AAA shall bear all costs for transport from AAA’s production site to the exporting airport and export clearance only.

13.5	No purchase order submitted by FRI shall be deemed to be accepted by AAA unless and until confirmed in writing by AAA’s authorized representative, provided, however, such confirmation shall be made ten (10) Business Days before the delivery date at Narita Airport provided in such order.

13.6	In the event of any discrepancy between any purchase order and this Agreement, the term of this Agreement shall prevail.

13.7	FRI shall send to AAA on a biannually basis a six (6) months non-binding rolling forecast of the purchase order in order to allow AAA to anticipate any variation. Each purchase order must be confirmed by FRI not less than ten (10) Business Days prior to scheduled delivery date at Narita Airport, which is an non-cancelable firm order (the “Firm Order”). Such Firm Order will contain for each Product, the quantity to be delivered, the relevant price and the delivery date at Narita Airport. For clarity, Parties shall keep on discussing in good faith to minimize the period between the Firm Order and delivery date.

13.8	FRI shall provide AAA with a planning report on a monthly basis (the “Planning Format”). Such Planning Format shall have a monthly detail including the following data:

(a)	purchase order issued by FRI towards AAA,
(b)	forecasted purchase order
(c)	planned deliveries at Narita Airport.

13.9	FRI shall pack the Product in accordance with the standard packing procedure agreed with AAA, which shall be suitable to permit shipment of the Product in the Territory and in compliance with applicable regulations.

13.10	FRI undertakes not to make any changes or alterations, integrations on the packaging of the Product as supplied by AAA without having previously obtained the written approval of AAA and provided that the Trademarks and AAA’s name shall not be hidden on all type of packaging, labels and leaflets. For clarity, all packaging and label shall contain some other information required by applicable regulations. Also, it is agreed between the Parties that FRI will use its own lead container for the Product in the Territory, of which label attached will be agreed by AAA.

13.11	If FRI requests a modification of those standard packaging procedure at FRI’s convenience, AAA shall evaluate in good faith the possibility to comply with such request, AAA shall make the requested modification and FRI shall bear any expenses incurred by AAA in complying with such modified procedures which are in excess of the expenses which AAA would have incurred

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in the following of its standard procedure. If modification is needed for any reason arose in AAA side, the expenses which AAA would have incurred in the following of its standard procedure shall be born by AAA.

13.12	Upon receipt of any shipment of the Product and in such a way compatible with the Product shelf-life, FRI shall perform immediately all required and necessary quality testing of the delivered Product to ensure that such shipment is deemed qualified for the Product under the Agreement as well as the Quality Agreement of Development Phase followed by the Quality Agreement. If such shipment is found to be defective or inadequate, then FRI shall immediately notify AAA in writing with full and comprehensive information (data, results,…) and AAA shall have fifteen (15) days to replace or refund for the defective Product or supply any shortage as further defined in the Quality Agreement of Development Phase as well as the Quality Agreement. For clarity, in case the Product is not in compliance with the minimum acceptance criteria at the arrival at Narita Airport for radioactivity, radioactive concentration and residual period to expiry as agreed with FRI for any reason, and it is not feasible for FRI to further proceed with procedures to release the Product for the Study or commercialize the Product in the Territory, the Product shall be deemed defective.

13.13	The procedure regarding the complaints about defects or any other inadequateness of the Product as determined by FRI’s acceptance/quality testing and the recall of the Product during the Marketing phase is stated in the Quality Agreement, the main terms and conditions being stated in Schedule 4 attached hereto. In the event of any inconsistency between the Quality Agreement and this Agreement with regard to matters relating to exclusively supply, quality control and quality assurance, the terms of the Quality Agreement shall prevail.

13.14	The procedure regarding the complaints about defects or any other inadequateness of the Product as determined by FRI’s acceptance/quality testing in the Development phase is subject to this Section 13.14 as well as the Quality Agreement of Development Phase. During the Development phase, FRI shall have ten (10) Business Days following receipt of any shipment of the Product, to test acceptance. If such shipment is found to be defective or inadequate, then it shall immediately notify AAA in writing with full and comprehensive information (data, results,…) and AAA shall have fifteen (15) days to replace or refund for the defective Product or supply any shortage as further defined in the Quality Agreement of Development Phase. If FRI does not notify AAA of the deficiency within the specified timeframe then the Product shall be deemed accepted by FRI. FRI shall have the right to claim for compensation to AAA if such defect causes any significant damages to FRI, provided that such compensation shall not exceed the actual cost of the defective Product. In the event of any inconsistency between the Quality Agreement of Development Phase and this Agreement with regard to matters relating to exclusively supply, quality control and quality assurance, the terms of the Quality Agreement of Development Phase shall prevail.

13.15	Notwithstanding the foregoing, in the event a hospital cancels its order after the Firm Order has been made by FRI to AAA, the Parties understand that the hospital, in principle, shall bear all costs related to the cancellation. However, if the hospital rejects to bear the costs for the cancelled order or non-use of ordered Product due to unforeseeable deterioration of the patient or other reasons, then the Parties agree that the Firm Order is exceptionally cancellable, with a written notification to AAA, and that all costs related to such cancellation will be equally supported between both Parties, a half portion of the Product cost, provided a prior written notification of such cancellation has to be given by FRI to AAA at least three (3) Business Days before the delivery date at Narita Airport provided in the considered order. In such case, Parties agree that the transfer price of the Product shall be equal to its marginal cost (defined at [*] € per dose). In case of cancellation two (2) Business Days before the delivery date at

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Narita Airport or after, FRI will bear all the Product cost (if applicable, transport cost being include), provided the transfer price of the Product shall be [*] € per dose also in such case, and FRI will be credited with the difference between the transfer price defined in Section 8.2 herein and [*]€. It is agreed between the Parties that such Firm Order cancellation shall be limited to two (2) cases a year per hospital. Over such number of cancellation, AAA will invoice FRI the Product at transfer price.

14.	LOCAL RELEASE.

14.1	In Development phase, FRI will perform required acceptance testing of the delivered Product including, without limitation, a visual external examination before delivering the Product to each investigational site, provided, however, that before starting a Study in the Territory, FRI shall ensure, in a way agreed by the Parties, that the Product will meet its specifications from shipment from FRI’s site through arrival at each investigational site.

14.2	After launch of the Product in the Territory, upon receipt of any shipment of the Product, FRI will perform all required and necessary quality testing of the delivered Product in accordance with the Quality Agreement to ensure that such shipment is deemed qualified for the Product.

15.	Safety Information Exchange.

15.1	In order to allow FRI and AAA to exercise a proper pharmacovigilance activity in compliance with any applicable law and regulations, by signing the present Agreement and the SDEA, FRI and AAA concur to report to each other in the English language all safety information concerning the Product via a mutually agreed way.

The SDEA describes procedures and time frames, and defines responsibilities that the Parties shall employ to protect patients and promote their well-being. The requirements set forth in the SDEA shall serve to:

•	Define responsibilities, format, content, methods of transmission and timelines for safety data collection, processing and exchange for the Product;
•	Enable AAA and FRI and their respective affiliates/third parties, to comply with all pharmacovigilance obligations, as amended from time to time, in the Territory for which they have safety reporting obligations;
•	Ensure the completeness and accuracy of safety information (including, without limitation, Company Core Data Sheet (“CCDS”), Company Core Safety Information (CCSI), Investigator Brochure (“IB”), Risk Management Plan (if applicable) and/or Product Labeling (including, without limitation, Local Prescribing Information), as appropriate);
•	Ensure global harmonization and consistency of safety information;
•	Prevent premature dissemination of non-validated or unapproved safety information;
•	Ensure the timely detection and investigation of potential safety signals by AAA and FRI;
•	Expedite the decision making process in the event that an Adverse Event is likely to have an impact on the benefit/risk balance of the Product;
•	Facilitate pharmacovigilance/risk management programs.
•	Ensure responses to the Local Competent Regulatory Authority in the Territory in accordance with the applicable regulatory requirements in liaison with FRI.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Local Agreements consistent with this global SDEA may need to be set up in the future to define a specific local safety data exchange in case of local co-marketing/co-promotion situation.

15.2	FRI commits itself to support AAA in performing local pharmacovigilance activities in strict compliance with applicable legislation and regulations. For this FRI shall immediately inform AAA of any clinical trials that FRI intends to sponsor or support or that come to FRI’s knowledge, e.g. the investigator initiated studies, sponsored by any other Third Parties.

16.	CONFIDENTIALITY.

16.1	The Parties shall keep any and all Confidential Information in accordance with the CDA. This Agreement is also subject to the CDA safe as provided in clause 16.3 below.

16.2	Safe as provided in clause 16.3 below, the Parties agree that the matters set forth in this Agreement, and all related discussions, as well as any information provided in connection with securing Marketing Authorization, as well all documentation and/or information communicated within the Initial Disclosure and related to the purpose hereof are strictly confidential and covered by the CDA.

16.3	It is expressly agreed by the Parties that the CDA will continue in force and effect for the same duration as the Agreement, provided, however, that anything to the contrary, the non-disclosure and non-use obligations of the Parties under the CDA shall survive and remain in full force and effect for ten (10) years following expiration or termination of the Agreement.

16.4	The terms of the CDA and this Agreement shall not prohibit disclosure or use of any information in connection with any fundraising or offering of securities by the Parties, or if required to be disclosed by applicable law, any governmental body, or self-regulating agency, provided, however, that a Party shall obtain other Party’s prior written consent for such disclosure or use. Other Party shall not unreasonably withhold the consent.

17.	INTELLECTUAL PROPERTY RIGHTS.

17.1	Infringement of intellectual property rights

In the event that FRI obtains knowledge of any infringement or alleged infringement by a Third Party of any LuDOTATATE Patents, LuDOTATATE Know-How, and/or Lutathera Trademarks, FRI shall inform AAA promptly of such infringement or alleged infringement and provide AAA with any available evidence of such infringement or alleged infringement claim. AAA shall have the right but not the obligation to prosecute at its own cost and expense any claim of infringement of any Patent Right, Know-How or Trade Mark. If AAA decides to prosecute any such claim, AAA shall have full control of the defense of such claim, but shall consult with FRI in all matters in relation with such defense. At the reasonable request of AAA, FRI, at its own expense except out-of-pocket expenses, shall provide reasonable assistance, in all suits or proceedings and sign all necessary documents if appropriate to the situation. Any recovery in any action brought in accordance with this Section shall be applied first to out-of-pocket costs incurred by AAA, and then to the costs of FRI in providing assistance as contemplated by this Section, with the remainder to be retained by AAA. If AAA decides not to

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prosecute any such claim, and thus causes negative effect to FRI’s business directly, the Parties shall negotiate in good faith for a way to gain such economic recovery by FRI. Such obligation for the Parties to negotiate shall not be construed as an obligation to compensate FRI unless AAA has failed, as soon as AAA get knowledge of the infringement or alleged infringement from FRI, to take all appropriate measures in order to avoid or minimize the adverse effects on FRI’s business or has not performed with Commercial Reasonable Efforts to minimize the adverse effects on FRI business as the case is fully controllable by AAA without taking any measure which could be considered as violating any, alleged or not, third party’s rights. For the purpose of this Article 17, “out-of-pocket expenses” or “out-of-pocket cost” shall mean any cost, with the exception of legal costs such as attorneys’ fees, legal procedures costs, experts fees and expenses, directly paid by a Party to a Third Party in connection with tasks required for its role, responsibility or obligation herein. Legal costs, if to be supported by AAA, shall be submitted to its prior written approval by FRI.

17.2	Allegations of Invalidity of LuDOTATATE Patents, the LuDOTATATE Know-How and Lutathera Trademarks

In the event that either Party obtains knowledge of allegations of invalidity regarding a LuDOTATATE Patents, the LuDOTATATE Know-How and/or the Lutathera Trademarks, such Party shall inform the other Party promptly of such allegations and provide the other Party with any available evidence of such allegations.

AAA has the right, but not the obligation, to defend against allegations of invalidity of a LuDOTATATE Patents, the LuDOTATATE Know-How and/or the Lutathera Trademarks at its own cost and expense. If AAA decides to prosecute any such claim, AAA shall have full control of the defense of such claim, but shall consult with FRI in all matters in relation with such defense. At the reasonable request of AAA, FRI, at its own expense except out-of-pocket expenses (as defined in Article 17.1 above), shall provide reasonable assistance, in all suits or proceedings and sign all necessary documents if appropriate to the situation. Any recovery in any action brought in accordance with this Section shall be applied first to out-of-pocket costs incurred by AAA, and then to the costs of FRI for providing assistance as contemplated by this Section, with the remainder to be retained by AAA. If AAA decides not to prosecute any such claim, and thus causes negative effect to FRI’s business directly, the Parties shall negotiate in good faith for a way to gain such economic recovery by FRI. Such obligation for the Parties to negotiate shall not be construed as an obligation to compensate FRI unless AAA has failed, as soon as AAA get knowledge of the allegation of invalidity regarding a LuDOTATATE Patents, the LuDOTATATE Know-How and/or the Lutathera Trademarks, to take all appropriate measures in order to avoid or minimize the adverse effects on FRI’s business or has not performed with Commercial Reasonable Efforts to minimize the adverse effects on FRI business as the case is fully controllable by AAA without taking any measure which could be considered as violating any, alleged or not, third party’s rights.

17.3	Product is Accused of Infringement

In the event any Product is accused of infringement in the Territory, FRI shall immediately inform AAA of such accusations. AAA or FRI at AAA’s sole discretion shall defend the Product, in all suits or proceedings and sign all necessary documents if appropriate to the situation with the assistance of FRI. If AAA is unable for any reason to defend the Product solely in its own name, FRI will execute and

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deliver its consent to be joined as a party to such action. The costs and expenses of any action pursuant to this Section, including attorney’s fees, legal costs and out-of- pocket costs and expenses shall be borne by AAA. In any case, any settlement of an action or claim by FRI shall be subject to the AAA’s prior approval in writing which shall not be unreasonably withheld. In case of failure of such defense of the Product, and thus causes negative effect to FRI’s business directly, the Parties shall negotiate in good faith for a way to gain such economic recovery by FRI. Such obligation for the Parties to negotiate shall not be construed as an obligation to compensate FRI unless AAA has failed, as soon as AAA get knowledge of the accusation of infringement from FRI, to take all appropriate measures in order to avoid or minimize the adverse effects on FRI’s business or has not performed with Commercial Reasonable Efforts to minimize the adverse effects on FRI business as the case is fully controllable by AAA without taking any measure which could be considered as violating any, alleged or not, third party’s rights.

17.4	Protection of the LuDOTATATE Patents and Lutathera Trademarks in the Territory

AAA shall at its own cost (without limiting the foregoing):

(a)	maintain and renew all existing and future registration of the LuDOTATATE Patents and/or Lutathera Trademarks in the Territory,
(b)	take all actions which FRI shall deem advisable to protect and defend the LuDOTATATE Patents and/or Lutathera Trademarks against illicit copy , imitation or infringement by any Third Party in the Territory,

FRI shall:

(a)	inform AAA about any claim that may be threatened or are made against FRI by any Third Party alleging that the use of the LuDOTATATE Patents and/or Lutathera Trademarks infringes any intellectual property rights,
(b)	inform AAA about any illicit copy, imitation or infringement by any Third Party in the Territory of the LuDOTATATE Patents and/or Lutathera Trademarks or the get up of the Products or the packaging or labeling thereof of which FRI becomes aware.

FRI shall reasonably assist AAA in maintaining the validity and enforceability LuDOTATATE Patents and Lutathera Trademarks in the Territory.

17.5	Improvements

Each Party agrees to notify the other promptly of any invention or improvement (whether patentable or not) of which it becomes aware (the “Improvements”).

The Parties hereby agree that all Improvements developed during the term of this Agreement relating to the Product, shall be owned exclusively by such Party who made the Improvements (the “Improving Party”) provided that the Improving Party is able to demonstrate that its improvements have been developed through its own intellectual property rights . The Improving Party agrees to grant and hereby grants to the other Party, as to the Improvements an exclusive royalty-free paid-up license to use such Improvements in its respective territory during the term of this Agreement, with the prior written consent of the Improving Party, which shall not to be withheld unreasonably.

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18.	Term AND Termination.

18.1	The Agreement will commence on the Effective Date and will continue in force and effect for ten (10) years after the date of the issuance of the first Marketing Authorization, provided, however, that if any change of approved matters in the Marketing Authorization in relation with an expansion of efficacy or therapeutic line is obtained by FRI during the Initial Term, the Agreement shall further continue in force and effect for certain years to cover ten (10) years from the date of the issuance of such regulatory approval for the change of approved matters.

18.2	Unless either Party gives to the other Party a written notice of termination at least one hundred twenty (120) days prior to the expiration of the Agreement with a letter with acknowledgement of receipt, it shall be automatically renewed for two (2) year period, and the same shall apply thereafter.

18.3	In case governmental provisions or laws of nationalization, confiscation and requisition or anyhow preventing the performance of the obligations arising from the present Agreement are issued in the Territory, the Parties shall cooperate in good faith to achieve an orderly transition with respect to, if any, the continued Development or commercialization of the Product in the Territory. In such a case, only if the case is fully controllable by FRI and AAA suffers negative effect on its business, the Parties shall negotiate in good faith for a way to gain such economic recovery by AAA. Such obligation for the Parties to negotiate shall not be construed as an obligation to compensate AAA unless FRI has failed to inform AAA and/or to take all appropriate measures in order to avoid or minimize the adverse effects or has not performed with Commercial Reasonable Efforts to minimize the adverse effects on AAA business as the case is controllable by FRI.

18.4	If either of the Parties should breach any term or fail to fulfill any obligation under this Agreement, the other Party shall have the right to notify the defaulting Party by registered letter to cure its breach or to fulfill its obligation under penalty of termination of this Agreement. If the defaulting Party shall not have cured its breach, fulfilled its obligation, or agreed with the non-defaulting Party on an amendment of any condition regarding the obligation in question within sixty(60) days from the postmark of said registered letter, the non-defaulting Party shall have the right to terminate this Agreement by giving a sixty (60) days advance written notice to the defaulting Party, without prejudice to the other rights of either Party under this Agreement and applicable law.

18.5	AAA shall have the right to terminate at any time this Agreement by giving a sixty (60) days advance written notice to FRI, should any of the following conditions arise:

(a)	FRI is in material breach of its obligations under the Agreement and shall not have cured such material breach, or fulfilled its obligation;
(b)	FRI does not meet the agreed Timeline of the Development of the Product due to its misconduct or negligence and failed to agree on specific means to catch up or to minimize the delay with AAA;
(c)	FRI fails to obtain Marketing Authorization in the Territory

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(d)	FRI does not market any of the Product in the Territory for more than ninety (90) consecutive days after the NHI price for the Product is established while the Products being in compliance with applicable regulations is available for market by FRI;
(e)	FRI becomes insolvent or goes into bankruptcy, liquidation, receivership or into any comparable proceedings for settlement of debts; and,
(f)	In the event of Change of Control in FRI which gives negative or costly impact to the business relating to the Product. Under this Agreement “Change of Control” shall refer to (i) the transfer or assignment by a Party of a substantial amount of its assets as an on-going concern or rights related thereto to Third Parties other than its Affiliate or (ii) the sale of the majority of a Party’s share capital to Third Parties other than its Affiliate, or the merger, amalgamation or incorporation of a Party with another company other than its Affiliate or other transactions, in which a Party’s shareholders as of the date of this Agreement do not own (directly or indirectly), after such transaction, the majority of the share capital of the acquiring or surviving entity, unless agreed to in writing by the other Party.

18.6	FRI shall have the right to terminate at any time this Agreement by giving a sixty (60) days advance written notice to AAA, should any of the following conditions arise:

(a)	AAA is in material breach of its obligations under the Agreement and shall not have cured such material breach, or fulfilled its obligation;
(b)	AAA fails to acquire Marketing Authorization and decided to cease development of the Product outside the Territory;
(c)	AAA becomes insolvent or goes into bankruptcy, liquidation, receivership or into any comparable proceedings for settlement of debts, which resulted in halting of the development of the Product outside the Territory;
(d)	FRI decides to abandon or withdraw the Marketing Authorization because it concludes in good faith that further sales of the Product in the Territory is not commercially reasonable. In such a case, the Marketing Authorization will be transferred to AAA or any Third Party designated by AAA to the extent permitted by applicable laws and regulations, if AAA requests so.

In such cases as the Section 18.6 (a), Section 18.6 (b) and Section 18.6 (c) to the extent only AAA is liquidated (that means that AAA business activity is not run anymore due to the liquidation and not in receivership (“redressement judiciaire”), FRI’ non-compete obligation defined in Article 19 shall become invalid and FRI shall be free to manufacture, sell, distribute, market or promote any product similar to the Product in the Territory.

18.7	Upon termination or expiration of the present Agreement,

FRI shall:

(a)	cease using all technical and other data furnished to it by AAA hereunder and shall, at AAA ’s option, destroy or return to it all documents containing such data;
(b)	cease to use the AAA LuDOTATATE Patents, the LuDOTATATE Know-How, Lutathera Trademarks and AAA’s Improvement, if applicable;

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(c)	in case the termination is pursuant to Section 18.3 due to FRI’s misconduct, Section 18.4 due to FRI’s breach, Section 18.5 and Section 18.6(d), transfer the Marketing Authorization to AAA or to any entity duly designated by AAA, if applicable, provided, however, that the cost for such transfer shall be borne by FRI if the termination is pursuant to Section 18.4 due to FRI’s breach, Section 18.5 and Section 18.6(d) and be borne by AAA if the termination is pursuant to Section 18.4 due to AAA’s breach and Section 18.6 (except 18.6 (c) if AAA is not liquidated) and 18.6(d));
(d)	still be abide by its obligation of confidentiality hereunder as provided for in Article 16 and by any other obligations under the Agreement and shall continue to be liable to and shall pay to AAA all payments due in accordance with Article 7and Article 8, if applicable, above and shall continue to properly assure at its own costs and expenses all maintenance and services of Product previously sold in the Territory;
(e)	at AAA ’s election, destroy or return to AAA all literature, labels or other materials relating to the Product;
(f)	pay AAA with respect to any Firm Orders placed prior the terminate or expiration date for Product, AAA being entitled to invoice such Firm Orders.

AAA shall:

(a)	cease to use the FRI Know-How, FRI Data Package and FRI’s Improvement, if applicable, except in case the termination is pursuant to Section 18.3 due to FRI’s misconduct, Section 18.4 due to FRI’s breach, Section 18.5 and Section 18.6 (b), Section 18.6(c) only in the case of liquidation and Section 18.6(d); and,
(b)	still be abide by its obligation of confidentiality hereunder as provided for in Article 16 and by any other obligations under the Agreement.

19.	NON-COMPETE CLAUSE.

19.1	FRI undertakes, directly or indirectly (including but not limited to its Affiliates) not to enter into any other agreement for the manufacturing, sale, distribution, marketing or promotion in the Territory of any radiopharmaceutical product utilizing the same mechanism of action with the Product during the term of the Agreement.

This obligation remains in force for a one (1) year after termination or expiration of this Agreement unless the termination or expiration is at AAA’s sole discretion against FRI’s reasonable will or the termination is pursuant to Section 18.6(a), Section 18.6(b) or Section 18.6(c).

19.2	FRI shall not (i) promote the sales of the Product outside the Territory, (ii) establish branches and warehouses for the purpose of selling the Product outside the Territory, or (iii) advertise the Product outside the Territory.

20.	FORCE MAJEURE.

A Party shall not be in breach of this Agreement, nor liable for, any failure or delay in performance of its obligations under this Agreement (other than a payment obligation) arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (the “Force Majeure Event”).For the purposes of this Article, Force Majeure Event includes but is not limited to act of God, war,

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abnormal weather conditions, riots, uprisings, government action or non-action, fires, floods, national strikes (excluding strikes limited to the other Party’s personnel), or other such events outside the control of either Party.

A Party that is subject to a Force Majeure Event shall promptly notify the other Party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and use all Commercially Reasonable Efforts to mitigate the effect of the Force Majeure Event, to carry out its obligations under this Agreement in any way that is reasonably practicable, and to resume the performance of its obligations as soon as reasonably possible.

If the Force Majeure Event continues for a continuous period of more than sixty (60) days, the Management Committee shall meet to agree on strategic decisions in relation with such Force Majeure Event. If the Management Committee will not agree on suitable strategic decisions, either Party may terminate the Agreement by giving written notice to the other Party having immediate effect without any compensation to the other Party.

21.	WARRANTIES AND LIABILITIES.

21.1	AAA shall supply FRI with Product with the characteristics and in compliance with the specifications required in the relevant Marketing Authorizations and in compliance with Quality Agreement between the Parties.

AAA agrees to save and hold FRI and/or its officers, directors, shareholders, employees and agents harmless from any and all suits, claims, actions, liabilities, expenses, losses and/or costs (including reasonable legal fees and costs), resulting from the negligence or misconduct of AAA relating to:

(a)	material breach by AAA of its obligations under this Agreement; or
(b)	any negligent, willful or unlawful act or omission of AAA or any of its officers, directors, shareholders, employees or agents; or
(c)	any injury or death of any person, directly arising from damages alleged to arise from the manufacturing of the Product/s by AAA, not conforming with cGMP, Marketing Authorization and/or Quality Agreement, provided, that in case FRI shall have acted negligently in connection with its obligations hereunder, AAA’s indemnification commitment under this Section shall not cover any liability, expenses and/or losses, which would have been avoided, if FRI had properly fulfilled its obligations hereunder or those in connection with the Agreement. This indemnification shall be valid provided that FRI gives AAA prompt notice in writing of every complaint, claim, or lawsuit concerning the Product keeps AAA fully informed of the status of each FRI has acknowledged, and gives AAA reasonable access to its records pertaining to each such complaint, claim or lawsuit.

21.2	FRI agrees to save and hold AAA and/or its officers, directors, shareholders, employees and agents from any and all suits, claims, liabilities, expenses, losses and/or costs (including reasonable legal fees and costs) resulting from the negligence or misconduct of FRI relating to
(a)	material breach by FRI of its obligations under this Agreement; or
(b)	any negligent, willful or unlawful act or omission of FRI or any of its officers, directors, shareholders, employees or agents; or

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(c)	any injury or death of any person, directly arising from damages alleged to arise from the transport, storage and distribution of the Product/s in the Territory by FRI, not conforming with AAA’s instructions, provided, that in case AAA shall have acted negligently in connection with its obligations hereunder, FRI’s indemnification commitment under this Section shall not cover any liability, expenses and/or losses, which would have been avoided, if AAA had properly fulfilled its obligations hereunder or those in connection with the Agreement. This indemnification shall be valid provided that AAA gives FRI prompt notice in writing of every complaint, claim or lawsuit concerning the Product, keeps FRI fully informed of the status of each AAA has acknowledged, and gives FRI reasonable access to its records pertaining to each such complaint, claim or lawsuit.

21.3	Throughout the Development phase to Marketing phase, FRI undertakes to exercise its diligence in ascertaining possible defects such as but not limited to broken or missing units, mislabeling, misfiling, misuse, non compliant utilization, and the like, as well as the compliance of the Product with the relevant descriptions given in the invoices and with the packaging lists and any other relevant documentation. Any claim regarding such defects must be made by FRI in writing with full particulars thereof and notified to AAA within ten (10) Business Days from receipt thereof. If no such claim in writing is notified within said term, the Product/s will be considered as free from defects, except for any hidden defects which are to be reported according to Article 13 as well as the Quality Agreement. AAA agrees that it will replace or refund for any Product which was defective at the time of the delivery to FRI, as determined by FRI’s acceptance/quality testing.

21.4	FRI shall be solely responsible for the direct consequences of any utilization of the Product which does not comply with any legislation and regulation applicable, with the Design Study or the Study, with the Marketing Authorization or any other relevant documentation and more particularly shall be answerable to AAA for any economic and financial consequences which the latter may incur in the event that the initiative taken by FRI which has not received the prior written consent of AAA or any of the Regulatory Authorities.

21.5	AAA shall be solely responsible for the direct consequences of any utilization of the Product in the Territory which does not comply with cGMP in manufacturing by AAA or any other conditions provided by the Marketing Authorization or the Quality Agreement, and more particularly shall be answerable to FRI for any economic and financial consequences.

21.6	In no circumstances, a Party shall be liable for indirect or consequential damages suffered or alleged to be suffered by the other Party, such as but not limited to loss of turnover, loss of business income, loss of margin, loss of customers, loss of contracts.

21.7	FRI shall, at its sole cost, self-insure or obtain and maintain adequate insurances in respect of its liabilities under the Agreement. FRI shall, if requested by AAA, provide evidence that such insurances have been put in place or FRI has adequately self-insured.

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22.	MISCELLANEOUS.

22.1	Entire Agreement

This Agreement (including six (6) schedules that constitute integral parts hereof) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties hereto, with respect to the subject matter, except the CDA. This Agreement can be amended or modified only in a subsequent written document signed by the Parties.

22.2	Notices

Any notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses of the Parties as stated below:

For AAA:

Advanced Accelerator Applications INTERNATIONAL

To Richard VALEIX – Gérard BER

4, rue Tour de l’île, 01 Genève, Suisse

Mail: richard.valeix@adacap.com (with copy to gerard.ber@adacap.com)

For FRI:

FUJIFILM RI Pharma, Co., Ltd.

To [XXXXXXXX]

14-1 Kyobashi 2-Chome, Chuo-ku, Tokyo 104-0031, Japan

Mail: [XXXXXXXX] (with a copy to [XXXXXXXX])

The usage of email is foreseen and scanned in (PDF) documents with signatures are accepted.

22.3	Relationship of the Parties

Each Party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other Party hereto and nothing in this Agreement shall be read to create any agency, partnership, joint venture, trust or other fiduciary relationship between the Parties.

22.4	Publicity

For the term of this Agreement, neither Party shall use the other Parties’ name or refer to it directly or indirectly in an advertisement, news release or release to any professional or trade publication without approval from such Party.

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22.5	Assignment

The Parties shall not assign, transfer or otherwise dispose of this Agreement or any rights, interests or obligations resulting thereof without prior written consent of the other Party.

22.6	Headings

The headings and other captions contained in this Agreement are for reference and convenience purposes only and shall not affect in any way the meaning or interpretation hereof or the construction of this Agreement.

22.7	Further Assurances

Each of the Parties shall, from time to time, and without charge to other parties, take such additional actions and execute, deliver and file additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

22.8	Changes

No change or modification of this Agreement shall be valid unless the same is in writing and signed by the Parties hereto.

22.9	Waiver

The failure of any Party at any time to insist upon strict performances of any conditions, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

22.10	Severability

In the event any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the obligations contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

23.	GOVERNING LAW.

The Agreement shall be governed by and interpreted in accordance with Swiss law, whatever the applicable arbitration rules and/or the place of arbitration.

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24.	DISPUTE RESOLUTION AND ARBITRATION.

Any and all disputes in connection with or arising out the Agreement shall, insofar as possible, be settled amicably by the Parties. The Parties agree to negotiate in good faith to settle.

If the Parties cannot come to an amicable settlement within a maximum of six (6) months from first letter of any Party requiring an amicable settlement, any and all controversies or claims arising out of or relating to the Agreement or the beach thereof shall be finally settled by arbitration. The arbitration shall be undertaken in Geneva, Switzerland in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers Arbitration Institution (as of the Effective Date) if requested by FRI, and in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Arbitration association (as amended and effective on February 1st, 2014) if requested by AAA. The cost of arbitration shall be borne equally between both Parties. The language to be used in the arbitral proceedings shall be English. The award of the arbitration shall be final and binding upon both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives in two (2) counterparts and each Party holds one:

FUJIFILM RI Pharma Co., Ltd.

BY:	/s/ Yoshiro Kumano
Yoshiro Kumano
Title:	President and CEO

ADVANCED ACCELERATOR APPLICATIONS INTERNATIONAL

BY:	/s/ Gerard BER
Gerard BER
Title:	Chief Executive Officer

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SCHEDULE 1

LuDOTATATE Patent

177Lu-Dotatate: Applicant Mallinckrodt. Biosynthema, a 100% AAA’s subsidiary, has acquired through a license from Mallinckrodt the exclusive rights to Develop and commercialize [177Lutetium]-DOTA0-Tyr3-Octreotate in the field of human oncology.

Country	Filling Date	Appli N°	Grant. Date	Patent N°	Exp. Date	Status
Austria	6-Jun-96	96922403.9	21-May-08	E395938	6-Jun-16	Granted
Belgium	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Canada	6-Jun-96	2224153	17-Aug-10	2224153	6-Jun-16	Granted
Denmark	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Finland	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
France	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Germany	6-Jun-96	96922403.9	21-May-08	69637535.4	6-Jun-16	Granted
Greece	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Ireland	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Italy	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Japan	6-Jun-96	9-501714	26-Dec-08	4236282	6-Jun-16	Granted
Liechtenstein	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Netherlands	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Portugal	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Spain	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Sweden	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Switzerland	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
Great Britain	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Granted
USA	7-Jun-95	480373	3-Nov-98	5830431	3-Nov-15	Granted
USA	12-Dec-97	08/9894434	8-Sep-98	5804157	7-Jun-15	Granted
Europe	6-Jun-96	96922403.9	21-May-08	831938	6-Jun-16	Converted
Europe	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Converted
Europe	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Austria	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Belgium	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Denmark	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Finland	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
France	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Germany	6-Jun-96	7019899.9	17-Oct-12	69638531.7	6-Jun-16	Granted
Greece	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Ireland	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Italy	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Liechtenstein	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Netherlands	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Spain	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Sweden	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Switzerland	6-Jun-96	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted
Great Britain	6-Jul-95	7019899.9	17-Oct-12	1872800	6-Jun-16	Granted

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SCHEDULE 2

Lutathera Trademarks

Trademark	Owner	Deposit number	Procedure	Concerned Countries	Deposit date	Expiration date
LUTATHERA	AAA	11/3813746	National (France)	France	11/03/2011	11/03/2021
Europe, Australia, China, Israel, Mexico, New Zealand, Japan, Liechtenstein, Swiss, US, Brazil, Argentina.

LUTATHERA	AAA	1089014	International	Russian Federation: posterior designation :10/09/2013	28/07/2011	28/07/2021

Pending: Russian Federation (Protocole), Canada, India, South Africa.
LUTATHERA	AAA		International	Argentine	24/10/2013

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SCHEDULE 3

Preclinical Development, Clinical Development and CMC/Process Development definitions

To be prepared by FRI after Initial Disclosure

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SCHEDULE 4

Main terms and conditions of the Quality Agreement

In the event of any inconsistency between the Quality Agreement and this Agreement with regard to matters relating to supply, quality control, quality assurance, package, label and storage, the terms of the Quality Agreement shall prevail.

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SCHEDULE 5

Pre-timeline as agreed after Initial Disclosure+

–Timeline agreed by the Steering Committee

The Timeline will be first proposed by FRI within six (6) months after the Initial Disclosure, and then agreed by the Steering Committee (the “Original Timeline”), and will be revised from time to time by the Steering Committee. The Original Timeline will be attached herein for a reference as soon as it is agreed by the Steering Committee.

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SCHEDULE 6

CONFIDENTIALITY AND NON DISCLOSURE AGREEMENT (the “CDA”) entered into between the Parties as of November 7, 2013

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CONFIDENTIALITY AND NON DISCLOSURE AGREEMENT

This Agreement is made as of the date written below by and between FUJIFILM RI PHARMA, a Japanese company incorporated in Tokyo with registered office in 14-1, Kyobashi 2-Chome, Chuo-ku, Tokyo, Japan, and ADVANCED ACCELERATOR APPLICATIONS, a company incorporated in France, with registered office at 20 rue Diesel, 01630 Saint-Genis-Pouilly, France.

In connection with a possible business relationship between the parties, the parties intend to mutually disclose certain confidential information regarding their respective business and technology and technical information related to a potential partnership for the purpose of developing Lutathera in Japan and study the feasibility developing PRRT in Japan. The purpose of such disclosure is to allow the parties to evaluate the Confidential Information to determine whether each part is interested in entering into a future business relationship (the “Purpose”). Each party hereinafter referred to as “Receiving Party”, in connection with the information received from the other party, and “Disclosing Party”, in connection to the information disclosed to the other party, as the case may be;

The parties agree as follows:

1. As used in this Agreement, the term “Confidential Information” means any information that is (i) disclosed by the Disclosing Party in writing and is marked as “confidential” at the time of disclosure, or that is (ii) disclosed by the Disclosing Party in any other manner, is identified as confidential at the time of disclosure and is also designated as confidential in a writing delivered to the Receiving Party within fifteen (15) days of the disclosure. Such Confidential Information may include, without limitation, in relation to the parties or to any company of their group, trade secrets, know-how, inventions, technical data, research results or specifications, testing methods, clinical trial data information, protocols and results, information regarding proprietary compounds or agents, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

2. The Receiving Party agree that it shall:

(a)	maintain all Confidential Information in strict confidence, and shall only disclose the Confidential Information to its employees, affiliates or consultants who: (i) have a need-to-know and, (ii) are aware and bound by the same non-disclosure and non-use obligations under this Agreements; and
(b)	use all Confidential information solely for the Purpose and for no other purpose.

3. The Obligations of the Receiving Party under Section 2 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

(a)	was in the public domain prior to the time of its disclosure under this Agreement;
(b)	entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party or its respective directors, officers or employees;

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(c)	was independently developed or discovered by the Receiving Party without use of or reference to the Confidential Information nor access or knowledge of the Confidential Information by the discovering person;
(d)	is or was disclosed to the Receiving Party by a third party having no obligation of confidentiality with respect to such Confidential Information and without any violation of the Disclosing Party’s rights in connection with such Confidential Information; or
(e)	is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order; provided, that, the Receiving Party notifies the Disclosing Party promptly upon receipt of such court or administrative order and/or prior to any disclosure and provided, further, that the Receiving Party shall take all reasonable and lawful actions to obtain confidential treatment for such disclosure and to minimize the extent of the disclosure, and that the Receiving Party furnishes only that portion of the Confidential Information which is legally required to be disclosed.

4.  Each of the parties acknowledges that Confidential Information of the Disclosing Party (or of any third party entrusting its own confidential information to the Disclosing Party) and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information shall remain in the ownership (or other right to use) of the Disclosing Party. No option, license, or conveyance of such rights to the Receiving Party is granted or implied under this Agreement.

5.  In the event any invention or discovery (whether or not patentable) is conceived. developed or reduced to practice as a result of a breach of this Agreement by the Receiving Party (its affiliates, agents, consultants or directors, officers or employees, without limitation) or unauthorized use of the Confidential Information, such invention or discovery shall be owned solely by the Disclosing Party and, without limitation of any other right or remedy of the Disclosing Party in connection with such breach, the Receiving Party shall transfer to the Disclosing Party and does hereby assign its entire right, title and interest in and to such invention or discovery, including any intellectual property rights therein, and shall take all actions, including executing documents of assignment, necessary to vest the title to such invention or discovery solely with the Disclosing Party.

6.  The Receiving Party shall not be entitled to copy samples, models, computer programs, drawings documents or other instruments furnished by the Disclosing Party hereunder and containing Confidential Information, unless and to the extent it is necessary for the Purpose. All samples, models, computer programs, drawings, documents and other instruments furnished hereunder and containing Confidential Information shall remain the Disclosing Party’s property. Such instruments shall be promptly returned by the Receiving Party upon the Disclosing Party’s request.

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7.  Neither Party is compelled under this Agreement to disclosure to the other Party any information nor makes any representations regarding the accuracy, completeness, update or freedom from defects and errors of the information disclosed.

8.  The execution and performance of this Agreement may not be interpreted nor construed as an obligation of either Party to enter into any other agreement or to perform any obligations other than as specified herein. Nothing in this Agreement shall in any way restrict either Parties ability to enter into any relationship with any other company or person, nor shall be construed as compelling one Party to enter into any relationship with the other Party.

9.  This Agreement shall become effective on the day it has been duly signed by both Parties (the “Effective Date”). The Provisions of this Agreement shall however apply retroactively to any Confidential Information that may have been disclosed in connection with discussions and negotiations between the Parties prior to the Effective Date. This Agreement shall remain in force for five (5) years from the Effective Date.

10.  If visiting the Disclosing Party’s premises, the visiting Party and its employees, if any, shall be subject to the Disclosing Party’s badge and pass requirements in effect at the site visited. The visiting party agrees to be bound by all orders, rules, and regulations of the site visited pertaining to the use of its facilities. Except for injury or damage caused solely by the fault or negligence of the Disclosing Party, the Disclosing Party shall not be liable under any circumstances for any personal or property injury or damage done or suffered by the visiting party or its employees’ or other service providers, if any, and the visiting pat1y shall assume all risk of such injury or damage while on the Disclosing Party’s premises.

11.  This Agreement shall be governed by the laws of France. In the event of any dispute arising out of or in connection with the present Agreement the Parties agree to submit the matter to settlement proceedings under the ICC /ADR Rules. If the dispute has not been settled pursuant to the said Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled undertaken in Geneva, Switzerland, in accordance with the ICC ADR Rules by one or more arbitrators appointed in accordance with the said Rules of Arbitration. The language for any dispute shall be English.

FUJIFILM RI PHARMA		Advanced Accelerator Applications S.A.
By:	/s/ Takao Minamizawa	By:	/s/ Stefano Buono
	Name: Takao Minamizawa		Name: Stefano Buono
	Title: Director, Senior Vice President Research, Development & Pharmaceutical Affairs		Title: CEO Advanced Accelerator Applications SA 20, rue Diesel 01630 Saint-Genis-Pouilly 441 417 110 RCS Bourg-en-Bresse
	Date: 7 November 2013		Date: 24 October 2013

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